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Exhibit 99.1

FOR IMMEDIATE RELEASE
August 19, 2003

Liberty Media Corporation Agrees To Acquire UnitedGlobalCom, Inc. Class B
Common Shares From Founding Shareholders

ENGLEWOOD, Colorado—Liberty Media Corporation (NYSE: L, LMC.B) today announced that it has agreed to acquire all of the outstanding shares of Class B common stock of UnitedGlobalCom, Inc. (NASDAQ: UCOMA) (United) from United's founding shareholders.

Pursuant to the agreement, all of United's holders of its 8,198,016 outstanding shares of Class B common stock have agreed to transfer their Class B shares to Liberty Media in exchange for 12,576,966 shares of Series A Common Stock of Liberty Media and a cash payment of approximately 50% of the Founders' estimated federal and state income tax liability arising from the transaction. The combination of the Class B shares with the 303 million shares already owned by Liberty Media will give Liberty Media ownership of approximately 75% of United's common stock representing approximately 96% of the voting power of United's shares.

Upon closing of the exchange, the restrictions on the exercise by Liberty Media of its voting power with respect to United will terminate. Liberty Media has agreed to enter into a new Standstill Agreement with United that will limit Liberty Media's ownership of United common stock to 90 percent of the outstanding common stock unless it makes an offer or effects another transaction to acquire all outstanding United common stock. Under certain circumstances, such an offer or transaction would require an independent appraisal to establish the price to be paid to stockholders unaffiliated with Liberty Media. Also upon closing of the exchange, the maturity of loans by Liberty Media to United and its subsidiaries in the aggregate amount of $102.7 million will be extended, on their current terms, from January 2004 until January 2009.

Following closing, which is expected to occur by the end of this year, Liberty Media's designees will comprise a majority of United's board of directors.

Robert Bennett, Liberty Media President and Chief Executive Officer stated, "This transaction advances Liberty Media's goal of controlling more of its core operating businesses. United is an important piece of Liberty Media's international cable activities and control of United solidifies Liberty Media as the broadband leader in Europe." Mr. Bennett went on to say, "The United Founding Shareholders built United from only a few cable television systems in Northern Europe to become one of the leading broadband operators in the world. United's distribution networks are among some of the most advanced in the world and we are very pleased to work with Gene Schneider, Mike Fries and the rest of the United team in advancing the company's vision."

Gene Schneider, Chairman and CEO of United, added, "This transaction will benefit United and its stockholders. With Liberty firmly in control, our ability to pursue both operating and strategic initiatives will be enhanced. Senior management at United continues to own over 11 million shares and options and has a strong incentive to accelerate the company's growth for the benefit of all stakeholders."

Liberty Media Corporation (NYSE: L, LMC.B) owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world's most recognized and respected brands, including Encore, STARZ!, Discovery, IAC/InterActiveCorp, QVC, Court TV and Sprint PCS.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media Corporation and its subsidiaries or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty Media Corporation, including the most recently filed Form 10-K of Liberty Media Corporation; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which we operate; uncertainties inherent in proposed business strategies and development plans; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; changes in or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint venturers; competitor responses to Liberty Media Corporation's products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services. These forward-looking statements speak only as of the date of this Release. Liberty Media Corporation expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media Corporation's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The transaction is subject to customary closing conditions, including regulatory and other third party consents and approvals.

Contact:

Mike Erickson
Liberty Media Corporation
(877) 772-1518

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  Exhibit 99.1